EXHIBIT 99.1

Department of Justice

Office of Public Affairs

FOR IMMEDIATE RELEASE

Thursday, July 5, 2012

CEO of Axius Inc. and Finance Professional Indicted for Alleged Roles in Scheme to Bribe Stock Brokers and Manipulate Stock Prices

WASHINGTON – The chief executive officer (CEO) of Axius Inc., a Nevada corporation, and a finance professional were indicted today on multiple charges for their alleged roles in a scheme to bribe stock brokers and manipulate the share price of Axius stock, announced Assistant Attorney General Lanny A. Breuer of the Justice Department’s Criminal Division and U.S. Attorney Loretta E. Lynch for the Eastern District of New York.

Roland Kaufmann, a Swiss citizen and the CEO of Axius, and Jean-Pierre Neuhaus, a Swiss citizen and finance professional, were each charged in an indictment filed today in the Eastern District of New York with one count of conspiracy to commit securities fraud and to violate the Travel Act, one count of securities fraud, one count of wire fraud, one count of violating the Travel Act, one count of conspiracy to commit money laundering and one count of money laundering. According to court documents, Axius is incorporated in Nevada and its principal offices are in Dubai, United Arab Emirates. Axius is a “holding company and business incubator” that develops other businesses.

“As CEO of Axius, Mr. Kaufmann allegedly conspired with Mr. Neuhaus to fraudulently manipulate the value of his company’s stock,” said Assistant Attorney General Breuer. “According to today’s indictment, he attempted to bribe stock brokers into artificially propping up the value of Axius stock. With our partners in the U.S. Attorneys’ Offices, the Criminal Division’s Fraud Section is pursuing a nationwide effort to investigate and prosecute fraudulent conduct in our securities markets.”

“Rather than rely on the market to set the true value of Axius’ stock, the defendants allegedly sought to buy the best price possible through bribery and deception,” said U.S. Attorney Lynch. “Their scheme stood to enrich themselves at the expense of the investing public. We will vigorously investigate and prosecute any such corruption in the securities markets.”

“Conspiring to inflate the price of Axius shares artificially was likely to result in unjust enrichment for the defendants and undeserved losses for investors,” said Assistant Director-in-Charge Janice K. Fedarcyk of the FBI in New York. “Market-driven fluctuations in share prices are risks investors have to accept. Illegal manipulations become the subject of FBI investigations.”

The indictment alleges that Kaufmann, 60, agreed with Neuhaus, 55, to defraud investors in Axius common stock by bribing stock brokers and manipulating the share price. As part of the scheme, they enlisted the assistance of an individual they believed to have access to a group of corrupt stock brokers; this individual was in fact an undercover law enforcement agent. Kaufmann and Neuhaus believed that the undercover agent controlled a network of stockbrokers in the United States with discretionary authority to trade stocks on behalf of their clients.

The indictment alleges that Kaufmann and Neuhaus instructed the undercover agent to direct brokers to purchase Axius shares that were owned or controlled by Kaufmann in return for a secret kickback of approximately 26 to 28 percent of the share price. Kaufmann and Neuhaus allegedly instructed the undercover agent as to the price the brokers should pay for the stock, and Kaufmann specifically instructed the undercover agent that the brokers would have to pay gradually higher prices for the shares they were buying. The indictment alleges that Kaufmann and Neuhaus directed the undercover agent that the brokers were to refrain from selling the Axius shares they purchased on behalf of their clients for a one-year period. By preventing sales of Axius stock, Kaufmann and Neuhaus allegedly intended to maintain the fraudulently inflated share price for Axius stock.

Kaufmann and Neuhaus were originally charged in a criminal complaint filed in the Eastern District of New York on March 8, 2012. They were arrested on March 8, 2012. No investors were actually defrauded in the undercover operation.

In a related action, the Securities and Exchange Commission (SEC) today filed a civil enforcement action against Kaufmann and Neuhaus in the Eastern District of New York. The department thanks the SEC for its cooperation in this matter.

This case is being prosecuted by Trial Attorney Justin Goodyear of the Criminal Division’s Fraud Section and Assistant U.S. Attorney Shannon Jones of the Eastern District of New York. The case was investigated by the FBI and the Internal Revenue Service.

This prosecution is part of efforts underway by President Barack Obama’s Financial Fraud Enforcement Task Force. President Obama established the interagency Financial Fraud Enforcement Task Force to wage an aggressive, coordinated and proactive effort to investigate and prosecute financial crimes. The task force includes representatives from a broad range of federal agencies, regulatory authorities, inspectors general and state and local law enforcement who, working together, bring to bear a powerful array of criminal and civil enforcement resources. The task force is working to improve efforts across the federal executive branch, and with state and local partners, to investigate and prosecute significant financial crimes, ensure just and effective punishment for those who perpetrate financial crimes, combat discrimination in the lending and financial markets, and recover proceeds for victims of financial crimes. For more information about the task force visit: www.stopfraud.gov.